Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-86951

PROSPECTUS SUPPLEMENT DATED NOVEMBER 16, 1999
(To Prospectus filed on October 27, 1999)


                                PMC-SIERRA, INC.


                                   PROSPECTUS

                        3,591,123 Shares of Common Stock
                             -----------------------



         This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

         The table captioned "Selling Stockholders" commencing on page 11 of the Prospectus is hereby amended to reflect the following additions and changes.

                                                                                                          Shares to be Offered for
              Selling Stockholders                                                                         the Selling Stockholder
              --------------------                                                                        ------------------------

Benchmark Capital Management Co. II, L.L.C.                                                                        199,786

The Advisors IV                                                                                                      7,717

The 1996 Brinson Partnership Fund Offshore Series Company Ltd.                                                       2,261

Brinson Partnership Fund Trust-1997 Primary Fund, L.P.                                                               4,523

Brinson Trust Company as Trustee of The Brinson Partnership Fund Trust-1997 Primary Fund                             9,422

The Trustees of The Cheyne Walk Trust UTA 12/22/88, Pearce Investments Ltd. TTEE                                    18,844

The Church Pension Fund                                                                                             34,862

The Duke Endowment                                                                                                  18,844

Evangelical Lutheran Church In America Board of Pensions                                                               754

The Ford Foundation                                                                                                 41,458

The William & Flora Hewlett Foundation                                                                              24,497

Master Trust Pursuant to the Hewlett-Packard Deferred Profit Sharing Plan and Supplemental Pension Plan             24,497

HB-PGGM Fund II, L.P.                                                                                                9,422

Horsley Bridge Fund V, L.P.                                                                                         52,765

Mellon Bank, N.A. as Trustee for the John S. and James L. Knight Foundation
as Directed by the John S. and James L. Knight Foundation                                                           19,786

Andrew W. Mellon Foundation                                                                                         18,844

Calhoun & Co.                                                                                                       32,035

Orange County Employees Retirement System                                                                            6,595

Pomona College                                                                                                      10,364

Related Accounts Fund Nine, Harris Trust and Savings Bank, Trustee                                                  60,123

William Marsh Rice University                                                                                       18,844

The Trustees of the Ronald Family Trust B UTA 12/22/88, Pearce Investments Ltd. TTEE                                 5,653

State Universities Retirement System                                                                                11,307

Kale & Co.                                                                                                          24,497

Yale University                                                                                                     13,191

                                   Total                                                                           670,891

Benchmark Founders' Fund II, L.P. and Affiliates                                                                   132,836

                                   Total                                                                           803,727
